EXHIBIT 99.1

GENERAL FINANCE CORPORATION

NEWS RELEASE
(For Immediate Release)

GENERAL FINANCE CORPORATION REPORTS SECOND QUARTER FY 2010 RESULTS

Pasadena, CA – February 11, 2010 - General Finance Corporation (“General Finance” or “GFN”) (NASDAQ: GFN, GFNCW and GFNCU) today announced its consolidated financial results for the second quarter and six months ended December 31, 2009 (“YTD FY 2010”). The results include RWA Holdings Pty Limited and subsidiaries (“Royal Wolf”), the leading provider of portable storage solutions in Australia and New Zealand and Pac-Van, Inc. (“Pac-Van”), a key provider of modular buildings and mobile office units in the United States.  Unaudited non-U.S. GAAP financial information for the six months ended December 31, 2008 (“YTD FY 2009”), which combines the first quarter ended September 30, 2008 results of Pac-Van (prior to its acquisition on October 1, 2008) with the consolidated results of General Finance, is provided for comparison purposes.

General Finance Consolidated Second Quarter Ended December 31, 2009 (“QE2 FY 2010”) Results Compared to Second Quarter Ended December 31, 2008 (“QE2 FY 2009”) Results
•	Total revenues decreased by 8%, from $42.6 million in QE2 FY 2009 to $39.1 million in QE2 FY 2010;
•	Leasing revenues declined 7%, from $21.3 million in QE2 FY 2009 to $19.9 million in QE2 FY 2010;
•	Leasing revenues comprised 51% of total revenues in QE2 FY 2010 versus 50% in QE2 FY 2009;
•	Sales revenues declined approximately 10%, from $21.3 million in QE2 FY 2009 (which benefited by a single sale of $4.5 million at Pac-Van) to $19.3 million in QE2 FY 2010;
•	Adjusted EBITDA (1) declined by 16%, from $9.4 million in QE2 FY 2009 to $7.9 million in QE2 FY 2010;
•	Adjusted EBITDA margin as a percentage of total revenues deteriorated by 2%, from 22% in QE2 FY 2009 to 20% in QE2 FY 2010;
•	Interest expense was reduced from $5.7 million in QE2 FY 2009 to $4.1 million in QE2 FY 2010;
•	The effect of foreign currency exchange resulted in a net gain of $0.5 million for QE2 FY 2010, versus a $3.0 million net loss in QE2 FY 2009 due to the strengthening of the Australian dollar.

Key Financial Highlights
•	Days sales outstanding in trade receivables improved at Royal Wolf from 49 days at June 30, 2009 to 41 days at December 31, 2009, and at Pac-Van from 59 days to 54 days, respectively;
•
For YTD FY 2010, Pac-Van reduced their inventories by $1.7 million and, excluding the effect of foreign currency translation into the U.S. dollar reporting currency, Royal Wolf reduced their inventories by $3.0 million;

•	The utilization rate of the total lease fleet, on a unit basis, increased by 13% from 70% at June 30, 2009 to 79% at December 31, 2009;
•	Net fleet capital expenditures were reduced by 79%, from $11.3 in YTD FY 2009 to $2.4 million in YTD FY 2009;
•
During YTD FY 2010, long term borrowings were reduced by $10.7 million in the United States and, excluding the effect of foreign currency translation into the U.S. dollar reporting currency, by $4.5 million at Royal Wolf;

•	General Finance was in compliance with the covenants of its senior credit facilities and senior subordinated indebtedness at December 31, 2009; and
•	The ratio of total funded debt to trailing twelve months (“TTM”) adjusted EBITDA, as calculated at each of the Company’s senior credit facilities, was under 5.5x at December 31, 2009.
•
TTM total revenues were $146.6 million ($61.3 in the United States and $85.3 million in the Asia-Pacific area) and TTM adjusted EBITDA was $32.7 million ($13.7 million in the United States and $19.0 million in the Asia-Pacific area).

(1)  EBITDA (earnings before interest expense, income tax, depreciation and amortization and other non-operating costs and income) is a supplemental measure of performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  EBITDA and adjusted EBITDA (which adds back stock-based compensation expense) are non-U.S. GAAP measure, is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.  We present EBITDA and adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results.

Business Overview

Ronald Valenta, General Finance’s President and Chief Executive Officer, commented, “We continue to meet the challenges of reducing debt, maintaining utilization and operating margins in the current economic environment, particularly in the United States.  We continue to believe in our seasoned management team that has both the fortitude and experience to navigate through these extraordinary times.  We also believe that as the environment improves, both the Asia-Pacific and U.S. operations will be in a position to capture new opportunities.”

Charles Barrantes, General Finance’s Executive Vice President and Chief Financial Officer added, “In continuing to reduce inventory levels and fleet capital expenditures and aggressively monitor receivable collections, we were able to utilize free cash flow to reduce debt and remain compliant with financial debt covenants.  These and other challenges still remain ahead of us.  Among them, U.S.-denominated debt of $5.5 million due in July 2010 at Royal Wolf is required to be paid by a capital infusion from the GFN level, which requires external financing.  While we anticipate on satisfying our liabilities and obligations in the foreseeable future, additional financing and/or amendments to the existing facilities may be feasible or necessary, depending on our operating performance.”

Mr. Valenta concluded “We remain cautiously optimistic about the long-term outlook for our businesses here in the United States and in the Asia-Pacific area, which is already in recovery.  We will continue to focus on our best practices programs as we generate free cash flow and reduce our debt levels.”

Conference Call

A conference call is scheduled for Thursday, February 11, at 8:30 a.m. PST (11:30 am EST) to discuss the QE2 FY 2010 earnings results.  The conference call number for U.S. participants is (866) 901-5096, the conference call number for participants outside the U.S. is (706) 643-3717 and the conference ID number for both conference call numbers is 52738538.  A replay of the conference call may be accessed through February 26, 2010 by U.S. callers by calling (800) 642-1687 or by callers outside the U.S. by calling (706) 645-9291; both U.S. callers and callers outside of the U.S. will utilize conference ID number 52738538 to access the replay of the conference call.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (Unaudited)
	Quarter Ended December 31,
	2008	2009

Revenues
Sales	$21,329	$19,288
Leasing	21,272	19,858
	42,601	39,146

Costs and expenses
Cost of sales	18,135	16,926
Leasing, selling and general expenses	15,295	14,485
Depreciation and amortization	3,896	5,094

Operating income	5,275	2,641

Interest income	65	63
Interest expense	(5,716)	(4,132)
Foreign currency exchange gain (loss) and other	(2,998)	545
	(8,649)	(3,524)

Loss before provision for income taxes and noncontrolling interest	(3,374)	(883)

Benefit for income taxes	(1,170)	(322)

Net loss	(2,204)	(561)

Noncontrolling interest	1,199	(573)

Net loss attributable to stockholders	$(1,005)	$(1,134)

Preferred dividends	$—	$42

Net loss per common share:
Basic	$(0.06)	$(0.07)
Diluted	(0.06)	(0.07)

Weighted average shares outstanding:
Basic	17,826,052	17,826,052
Diluted	17,826,052	17,826,052

GENERAL FINANCE CORPORATION AND SUBSIDIARIES Consolidated Balance Sheet Information (In thousands)
	June 30, 2009	December 31, 2009
		(Unaudited)
Trade and other receivables, net	$ 26,432	$ 20,962
Inventories	22,511	19,098
Lease fleet, net	188,915	195,116
Total assets	358,696	354,042

Trade payables and accrued liabilities	24,422	19,694
Long-term debt and obligations	200,304	194,287
Total stockholders’ equity	103,174	107,757

NON-U.S. GAAP COMBINED GENERAL FINANCE CORPORATION and PAC-VAN, INC.
For the Six Months Ended December 31, 2008 (“FY 2009”)
and
 CONSOLIDATED GENERAL FINANCE CORPORATION
For the Six Months Ended December 31, 2009 (“FY 2010”)
(In thousands, except per share data)
(Unaudited)

	GFN Consolidated	Pac-Van	GFN Combined	GFN Consolidated
	FY 2009			FY 2010
Revenues
Sales	$42,324	$8,735	$51,059	$35,901
Leasing	31,930	13,907	45,837	38,464
	74,254	22,642	96,896	74,365

Costs and expenses
Cost of sales	36,301	6,294	42,595	30,711
Leasing, selling and general expenses (a)	23,672	11,738	35,410	28,587
Depreciation and amortization	7,279	1,229	8,508	10,351

Operating income	7,002	3,381	10,383	4,716

Interest income	186	—	186	122
Interest expense (b)	(10,080)	(2,894)	(12,974)	(7,839)
Foreign currency exchange gain (loss) and other (c)	(10,715)	—	(10,715)	3,138
	(20,609)	(2,894)	(23,503)	(4,579)

Income (loss) before provision for income taxes and noncontrolling interest	(13,607)	487	(13,120)	137

Provision (benefit) for income taxes	(4,735)	173	(4,562)	50

Net income (loss)	(8,872)	314	(8,558)	87

Noncontrolling interest	2,840	—	2,840	(1,146)

Net income (loss) attributable to stockholders	$(6,032)	$314	$(5,718)	$(1,059)

Preferred dividends	$—			$83

Net income loss per common share:
Basic	$(0.38)			$(0.06)
Diluted	(0.38)			(0.06)

Weighted average shares outstanding:
Basic	15,826,052			17,826,052
Diluted	15,826,052			17,826,052

(a) Includes stock-based compensation expense of $1,140 for Pac-Van and $476 for GFN Consolidated during FY 2009.  In addition, transaction-related costs incurred by Pac-Van totaled $97 in FY 2009.  During FY 2010, stock-based compensation expense totaled $416 for GFN Consolidated.

(b) Includes an unrealized loss on interest rate swap and option contracts at GFN Consolidated of $2,942 during FY 2009 and an unrealized gain of $181 during FY 2010.

(c) General Finance has certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in the statement of operations as an unrealized gain or loss. Amounts exchanged into U.S. dollars from Australian dollars for repayments of this U.S. dollar-denominated debt will depend upon the currency exchange rate at the time, with differences in the exchange rate from when the borrowing was incurred being recorded in the statement of operations as a realized gain or loss. During FY2009, GFN Consolidated incurred net unrealized and realized foreign exchange losses totaling $9,723 and $3,394, respectively.  During FY 2010, net unrealized and realized foreign exchange gains totaled $1,963 and $408, respectively, for GFN Consolidated.

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf  (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage industry; and modular buildings, mobile offices and portable container buildings in the modular space industry.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of General Finance, Royal Wolf and Pac-Van.  We believe that the expectations represented by our forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Contact

Charles E. Barrantes
Chief Financial Officer
(626) 584-9722 ext. 1007

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